Exhibit 16.1

Tel: 408-278-0220 Fax: 408-278-0230 www.bdo.com	50 West San Fernando St. Suite 200 San Jose, CA 95113

November 30, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 23, 2015, to be filed by our former client, Identiv, Inc. We agree with the statements contained in the first, second, third, fifth, sixth, seventh, eleventh, and twelfth paragraphs and the first, second, and third sentences of the eighth and ninth paragraphs made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

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